EXHIBIT 99

Skye Life Ventures Ltd. “SKYE”

SKYE Life Ventures Ltd. Provides Update to Shareholders

June 16, 2020

Skye Life Ventures Ltd.

www.skyelife.ca

Skye Life Ventures Ltd. (OTCQB:SKLV) (“SKYE” or the “Company”) is providing this update to our valued shareholders during these difficult times.

The COVID-19 virus represents a new challenge for us all. We want to formally update you on the situation as it pertains to Skye Life Ventures. We are taking this global threat seriously and are closely monitoring developments. We have implemented numerous precautions and protective measures to safeguard our employees and suppliers. We will continue operations and business with these measures and precautions in place through 2020 and as the COVID-19 curve flattens. It is a fragile time for us all during this pandemic. We all need to be vigilant following the safety measure as we move into the fall season in order to prevent and/or reduce the chance of a second wave.

Industry Updates: It's been a year since Health Canada started to allow licensed stores to start selling marijuana in Canada for recreational use. The roll out of retail outlets has been slower than expected. Many Licensed Producers have recently reported underwhelming earnings, major losses, facility closures, leadership changes, employee and management terminations, massive employee layoffs, bankruptcies and exiting and ceasing operations and business development in countries such as Australia, Jamaica, Columbia etc. These developments have rocked the industry and greatly reduced the willingness of investors to invest in public cannabis companies. Public and private investment into the cannabis industry is at an all-time low since legalization began in Canada. Skye is not pursuing any business development outside of Canada at this time.

In the United States, cannabis is making some progress but distractions and high hurdles persist. It is possible that marijuana will be legalized in the United States in the next year or so but that result is far from certain.

On May 9, 2020, CIBC Capital Markets, the investment banking subsidiary of the Canadian Imperial Bank of Commerce, slashed its projections for the recreational cannabis market in Canada. CIBC Capital Markets had previously estimated the recreational cannabis market in Canada to be worth 3.4 billion Canadian dollars in 2020. However, due to the COVID-19 pandemic and an insufficient number of stores open, the bank now expects that segment of the market to be worth CA$2.5 billion. Last year, recreational sales in Canada totaled CA$1.2 billion.

Public Markets Updates: 2019 was a year in the weeds. For an industry that was already struggling to survive slumping stock prices for all of 2019, it's hard to predict what additional negative effects the coronavirus and economic and industry factors will add to the 2019 cannabis market meltdown. We are monitoring the markets and the crisis closely.

Corporate Updates: On February 24, 2020 the Company's board of directors (the "Board") met to discuss the company's 2020 business plan, the state of the industry and corporate matters. Given the state of the cannabis markets, the economy and the upcoming great financial needs of the Company's subsidiaries, a special committee was established by the Board to examine the Company's short to medium term outlook, review possible alternatives for the Company going forward and recommend a proposal to the Board for what to do in the near future in the best interests of the Company and its shareholders.

The Company's current operating subsidiary is a Canadian licensed producer of cannabis (a "Licensed Producer.") We believe that Licensed Producers will need to be nimble and focused in order to survive the coming years, especially as public companies. We believe that Licensed Producers will need three core business principles: strong compliance, consistent production and profitability. We believe that our Licensed Producer has strong compliance and is building toward consistent production. However, the Licensed Producer may not be profitable in the near to mid-term, if ever. We are concerned that continuing to fund this business without adequate profits in sight might not be sustainable for the Company.

Our Licensed Producer requires several million dollars in further investment to continue its development. The current state of the markets, the cannabis industry, the pandemic and the economy in general make it unlikely that the Company will be able to raise adequate funds at commercially reasonable terms in order to continue to fund this business. The special committee has examined the Company's current situation and its options. The special committee has recommended to the Board that the Company seek new business opportunities and direct its Licensed producer to seek out financing other than reliance on the sale of Skye's equity securities. The Company is evaluating potential business opportunities but there are no assurances that any new business opportunities will be acquired.

We will continue to provide updates as we come back on line and as restrictions ease. We wish you all continued strength and good health to you and your loved ones.

Forward Looking Statements

This document contains "forward-looking statements" that can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," or "anticipates," or the negative of these words or other variations of these words or comparable words, or by discussions of plans or strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, including, but not limited to, statements regarding the company's marketing plans, goals, competitive conditions, regulations that affect public companies that have no existing business and other matters that are not historical facts are only predictions. No assurances can be given that such predictions will prove correct or that the anticipated future results will be achieved. Actual events or results may differ materially either because one or more predictions prove to be erroneous or as a result of other risks facing the company. Forward-looking statements should be read in light of the cautionary statements and important factors described in this document for Skye Life Ventures Ltd., including, but not limited to the matters set forth in management's discussion and analysis of financial condition and results of operations filed in its latest 10-Q on with the securities and exchange commission. The risks include, but are not limited to, the risk factors and uncertainties set forth in item 1A, "risk factors" of the company's registration statement on form 10, as amended, filed with the securities and exchange commission. The risks associated with a smaller reporting company that has only a limited history of operations, the comparatively limited financial resources of the company, the intense competition the company faces from other established competitors, any one or more of these or other risks could cause actual results to differ materially from the future results indicated, expressed, or implied in such forward-looking statements. We undertake no obligation to update or revise any forward-looking statements to reflect events, circumstances, or new information after the date of this press release or to reflect the occurrence of unanticipated or other subsequent events, except as required by law.

As used herein, the term "the Company," "we," "us, "and" "our" refer to Skye Life Ventures Ltd., a British Columbia Canada corporation, unless otherwise noted.

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For more information on this update please contact corportatecommunications@skyelife.ca

Sincerely,

Skye Life Ventures Ltd.

Web Site: www.skyelife.ca

E-Mail:   corportatecommunications@skyelife.ca